Exhibit 99.1

Press Release

For Immediate Release

October 25, 2012

GARDNER DENVER CONFIRMS EXPLORATION OF STRATEGIC

ALTERNATIVES TO ENHANCE SHAREHOLDER VALUE

Wayne, PA (October 25, 2012) – Gardner Denver, Inc. (NYSE: GDI) today confirmed that its Board of Directors, working together with its management team and the Company’s financial advisor, Goldman, Sachs & Co., are exploring strategic alternatives to enhance shareholder value. These alternatives could include, among other things, enhancing the Company’s existing strategic plan or a possible sale or merger of the Company.

The Company stated that no decision has been made and that there can be no assurance that the Board’s exploration of strategic alternatives will result in any transaction being entered into or consummated. Gardner Denver does not intend to discuss or disclose developments with respect to this process until the Board has approved a definitive course of action.

Corporate Profile

Gardner Denver, Inc., with 2011 revenues of approximately $2.4 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Contact:

Matthew Sherman / Jennifer Beugelmans / Joseph Sala

Joele Frank, Wilkinson Brimmer Katcher

Tel. (212) 355-4449